Exhibit 99.1

www.cannlabs.com

FOR IMMEDIATE RELEASE:
William Livermore
Public Relations
917-620-0774
William.livermore@cannlabs.com
www.cannlabs.com

CANNLABS APPROVED TO OPEN ITS LARGEST CANNABIS
LABORATORY IN NEVADA
Investment to Exceed 1 Million Dollars in North Las Vegas

Denver, Colo., November 7, 2014 -- CannLabs, Inc. (OTCQB: CANL), the leading provider of proprietary cloud based analytics, and scientific testing methodologies relating to cannabis, today announced both state and local approval for an independent testing facility in Nevada to analyze medical cannabis. The license has been granted to CannLabs – Nevada, Inc. (“CannLabs – NV”).

The laboratory will be based in North Las Vegas, which is in the heart of Nevada’s “Cannabis Greenbelt”. The state-of-the-art laboratory will have capabilities to provide all state-mandated tests including potency profiles, microbiological contaminates, heavy metal analysis and pesticide and residual solvent screenings.  Additionally, CannLabs-NV, utilizing over 4 years of proprietary analytics will offer a broad spectrum of consultative services; formulation consultation, analytics evaluation and operational consultation, including offering assistance to operators with the remediation of contaminated grows and identifying manufacturing issues.

“With the granting of the license to CannLabs – NV, CannLabs Inc. enters one of the largest and most rapidly growing medical marijuana markets in the country. CannLabs-NV is the Health and Safety checkpoint in the seed-to-sale pipeline, assuring the well being of the patients of Nevada,” said Mark Mirken, Chief Executive Officer of CannLabs. “Early projections indicate that the matured market for medical cannabis testing in Nevada could exceed $15 million. We estimate the lab will capture upwards of 30% of the market by the end of the first year of full market maturity,” added Mirken.

“As Nevada moves forward with the cultivation and sale of medical marijuana, our top priority is protecting the health and safety of consumers. That’s why I’m pleased to welcome CannLabs’ expertise and professionalism to Southern Nevada. Having visited their Denver facility, I am confident the opening of their laboratory and research center here will bring the highest standards of quality and safety to our state’s developing medical cannabis industry,” said Rep. Dina Titus (NV-01).

Under an agreement with Carbon Bonds Holdings, a wholly owned subsidiary of CannLabs, Inc., the company provides administrative services and licenses proprietary software to CannLabs – Nevada, Inc. CannLabs-NV is planning to begin construction in early 2015; the project will take approximately 6 months to complete and cost in excess of $1 million.   When completed, the 8,000 sq. ft. facility will be in close proximity to an estimated 1.5 million sq.ft. of projected cannabis production. Located at the highly visible corner of N. Las Vegas Blvd and Cheyenne Ave, with convenient access to Interstate 15, the project’s completion is timed to match the testing demand generated from Nevada’s first large scale cannabis crops.

3888 E. Mexico Avenue, Suite 202 | Denver, CO 80210 | 303.309.0105

www.cannlabs.com

The testing laboratory is licensed by the city of North Las Vegas and the Nevada Division of Public and Behavioral Health.  Nevada has some of the most stringent quality control standards in the nation and adheres to the American Herbal Pharmacopoeia® (AHP) guidelines for permissible limits of contaminants.

ABOUT CANNLABS
CannLabs, Inc., is a respected authority and advisor to commercial, governmental and educational entities focused on the Cannabis industry. The company leverages its propriety scientific, testing processes, cloud-based business intelligence and data/analytics as well as consulting services to garner revenues from legalized Cannabis states and their constituents.

Through Carbon Bond Holdings Inc. and the state certified labs it has relationships with, CannLabs delivers best practices around products, services and business intelligence focused on the Cannabis industry.

CannLabs customers include states that currently have legalized medical or recreational Cannabis along with their associated growers, dispensaries, manufacturers of edibles, and residential consumers seeking information on cannabis.

For more information visit www.cannlabs.com.

Safe Harbor Statement
All statements herein other than statements of historical facts are forward-looking statements. These statements are based upon our current expectations and speak only as of the date hereof. Such statements are not guarantees of future performance and are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements. Such factors include, but are not limited to, our ability to raise additional capital, our limited operating history and revenue, our ability to attract and retain qualified personnel, our ability to develop new services, market acceptance of our services, legislative, regulatory and competitive developments in our industry, general economic conditions, as well as other factors set forth in our filings with the SEC.

3888 E. Mexico Avenue, Suite 202 | Denver, CO 80210 | 303.309.0105

www.cannlabs.com

CONTACT:
Company
William Livermore
Public Relations
917-620-0774
william.livermore@cannlabs.com
www.cannlabs.com

Investor Relations
Matthew Selinger
Senior Vice President – MZ North America
949-298-4319
mselinger@mzgroup.us
www.mzgroup.us

3888 E. Mexico Avenue, Suite 202 | Denver, CO 80210 | 303.309.0105